UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2011

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-25051	74-2331986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4295 San Felipe Houston, Texas 77027 (Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (281) 269-7199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a meeting held on April 19, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Prosperity Bancshares, Inc. (the “Company”) approved and authorized the Company to amend the annual incentive bonus program applicable to the Company’s named executive officers.

Amendment to Annual Incentive Bonus Program

After considering the market competitiveness of the Company’s annual incentive bonus program and various other factors, the Committee elected to make changes to the program. The Committee elected to increase the payout cap such that the maximum annual incentive as a percentage of salary for each of the named executive officers will be as follows: (i) Chairman of the Board and Chief Executive Officer - 150%; President and Chief Operating Officer - 125%; (iii) Chief Financial Officer - 120%; (iv) Vice Chairman - 115%; and (v) General Counsel - 70%. Although the Company has generally historically paid 100% of the total annual incentive bonus in cash, the Committee revised the program such that the annual bonus would be payable 50% in cash and 50% in shares of restricted stock. The Committee also elected to eliminate the discretionary portion from the annual incentive bonus program. Instead, the Committee agreed to determine any discretionary cash bonus award for the Company’s named executive officers annually based upon the Company’s performance. The annual incentive bonus program, as amended, includes a clawback provision in compliance with existing laws and regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPERITY BANCSHARES, INC.
(Registrant)

Dated: April 25, 2011	By:	/s/ Peter Fisher
Peter Fisher
General Counsel